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                                                                Exhibit 10.32

                    [LETTERHEAD OF RUSSELL MILLER, INC.]



                              February 26, 1998

                           PRIVATE & CONFIDENTIAL
                           ----------------------


Mr. James R. Dunathan
President & CEO
Anchor Pacific Underwriters, Inc.
P.O. Box 4104
Concord, California 94524

Dear Jim:

The purpose of this letter is to summarize the basis under which Russell Miller, Inc. ("RMI") would conduct a fair market valuation of Anchor Pacific Underwriters, Inc.

History and Background
----------------------

We understand that Anchor Pacific Underwriters is engaged, through subsidiaries, in the insurance brokerage, employee benefits administration and premium financing businesses. Although thinly traded, the company is publicly held.

Purpose
-------

In connection with general corporate planning, Anchor Pacific Underwriters has requested that RMI undertake a valuation of the company and its subsidiary companies. The valuation study will be completed on a majority basis as of December 31, 1997.

As the study is being completed for general corporate planning purposes, it would be inappropriate to rely upon this study for purposes of financing.

Scope of Assignment
-------------------

Russell Miller, Inc. will perform a business enterprise valuation of Anchor Pacific Underwriters, Inc. at December 31, 1997 which will establish the economic value based on the business's historical performance and projected future income streams. As the valuation is being completed in connection with corporate planning, you have requested a separate valuation of the company's insurance brokerage operations if, on a theoretical basis, it were a freestanding operation (such valuation to include, on a combined basis, all other subsidiaries of Anchor Pacific Underwriters, Inc.) Concurrently, you have also requested a valuation of the company's administrative business, assuming it were also a freestanding entity. A consolidated valuation of Anchor Pacific Underwriters as it currently is configured is also required.
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Mr. James R. Dunathan
February 26, 1998
Page Two

In formulating our opinion of the present value of this business as an operating entity at the December 31, 1997 valuation date, we will review balance sheets, financial statistics, operating results, and forecasts furnished by you. We will assume that the information properly represents the business operations and conditions, on an historical basis, up to and including the valuation date.

RMI will complete a study of market conditions and an analysis of published information concerning the economy and the insurance industry to evaluate past performance and to assess the ability and capacity of the business to generate future investment returns. Many of these topics have been set forth in Internal Revenue Ruling 59-60 and subsequent related rulings.

The factors examined in our study include, but will not be limited to, the following:

 .       The history of the business and the nature of the enterprise from its inception.

 .       The economic outlook in general, and the condition and outlook of the specific industry in particular.

 .       The book value of the stock and the financial condition of the business.

 .       Historical and projected revenues and earnings of the company.

 .       The dividend-paying capacity.

 .       The presence of goodwill or other intangible value.

 .       Sales of the stock and the size of the block or stock to be valued.

 .       The market price of stocks of corporations engaged in the same or a similar line of business having their stocks actively traded in a free and open market, either on an exchange or over the counter.

 .       Present worth of future monetary benefits of ownership based on appropriate rates of return, as indicated by alternative investment opportunities of comparable magnitude, character, and risk.

Definitions
-----------

FAIR MARKET VALUE is defined as the estimated amount at which the asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell, each having reasonable knowledge of all relevant facts.
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Mr. James R. Dunathan
February 26, 1998
Page Three

BUSINESS ENTERPRISE is defined as the combination of all tangible assets (property, plant, and equipment, and net working capital) and intangible assets of a continuing business. Alternatively, the business enterprise is equivalent to the invested capital of the business, that is, the combination of the value of the stockholders' equity (or partners' capital) and long-term debt.

To develop a MINORITY INTEREST value in a privately held business, the value must be converted from open market value to a closely held value. In a closely held company, minority shareholders would not have a readily available market for their interests, as do minority shareholders in a publicly traded company. Additionally, they face the risk of having no control over the financial performance of a company that, unlike public companies, may not have a goal of maximizing shareholder values.

To arrive at a MAJORITY INTEREST value indication, a premium for control is applied to the open market value of the business. The privileges of control include the right to sell the business, appoint the board of directors, and establish the strategic direction of the business.

Approaches to Value
-------------------

In completing the assignment, we will rely on the three traditional approaches to value: income, market and asset based. Overall, the three approaches include a study of the economics affecting the company, the industry, its competitive market position, the economic environment and market it serves, the nature and extent of the assets employed in the business, the experience and quality of management and assembled personnel, and any other pertinent factors. These factors, collectively considered, influence the future prospect of the firm and, ultimately, its value.

A.      Income Approach
        ---------------

        The fair market value of an ongoing business is the present worth of future benefits to be derived by ownership. To that extent, pro forma projections of operating revenue and expenses will be forecasted to determine our conclusions of value predicated upon discounting the future earnings. Based upon discussions with management, as well as the reviews of management-prepared forecasts, we will make appropriate adjustments to develop a pro forma operating forecast. The resulting earnings will be discounted at an appropriate rate to their present value to determine the value of the entire business.

B.      Market Approach
        ---------------

        In evaluating the degree of investment risk in a particular company, it is common appraisal practice to compare the operating performance (expressed as a price to earnings or market value to revenues multiple) of the company under review with
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Mr. James Dunathan
February 26, 1998
Page Four

        that of similar companies in the same or a related line of business that might provide alternate or similar investment opportunities.

C.      Asset Based Approach
        --------------------

        In valuing a business enterprise, individual values can be determined for the firm's tangible and intangible assets. In a service-related business, such as a retail property/casualty insurance agency, intangible assets typically comprise a significant component of the total business enterprise value. Service-related businesses maintaining proprietary customer information, which gives the firm the knowledge necessary to generate individual streams of renewable revenues (and earnings) from its customers, as well as the ability to sell such proprietary information to third party buyers (exclusive of any other tangible or intangible assets of the firm), have established what is typically referred to as customer list assets. Because of the predictability of the earnings generated from such assets, values of customer list assets can be determined. The aggregate values of the various tangible and intangible assets that comprise the business enterprise represent the value of the entire business. This approach will be considered in valuing Putnam, Knudsen & Weiking, Inc., however, it may not be an appropriate method for the administration business.

Informational Requirements, Work Product and Timing
---------------------------------------------------

The first phase in the performance of the valuation is the completion of a valuation questionnaire for the administrative operations and a separate questionnaire for the brokerage business for the 12-month period ending with December 31, 1997. We understand that Anchor Pacific Underwriters will supply RMI with re-stated financial statements which eliminate allocated expenses and fairly reflect the operating expenses of the two business units if the two business units were operating on a separate freestanding basis and therefore not receiving the benefit of corporate office and related services.

Following our preliminary analysis of the information received in response to the questionnaires, we will conduct interviews with you and key Anchor Pacific Underwriters personnel to discuss questions we may have regarding the operation of the business. The final phase of the valuation is the production of a formal report documenting the valuation process and our conclusions.

If we receive all requested information on or before March 14, 1998, we will provide an opinion of value in a brief letter format no later than April 28, 1998. A full narrative report will follow within two weeks.

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Mr. James R. Dunathan
February 26, 1998
Page Five


Cost of Project
---------------

Our professional fees are based on the actual hours spent on a project and the various hourly rates of RMI professionals. These rates range from $75 per hour for a financial analyst to $225 for a managing director. Based upon our knowledge of your firm and my knowledge of similar assignments, I estimate that the total fee for this project, as defined in Scope of Assignment, will be in the range of $17,000 to $19,000. We would also bill you for our out-of-pocket expenses. We request a $8,000 retainer prior to the commencement of services. Services provided after delivery of the report will be billed separately at our standard hourly rate. The fee could increase if good accounting, operational, market and personnel information is not available in a readily discernible format.

You have the right to terminate this engagement at any time, in which case there will be no further obligation on the part of either party to continue. In such event, you will be billed only for the actual time and charges accumulated through the date of cessation. In the event the scope of the assignment is expanded, RMI will bill you for these services on an hourly basis.

Our services are subject to the attached Limiting Conditions and Assumptions, which will be incorporated in our final report.

We strive to provide practical advice to our clients based on our unique knowledge of the industry and your needs. Our work product will be timely, accurate, and pertinent.

In closing, I would like to reiterate Russell Miller, Inc.'s absolute commitment to the highest professional standards.



                                        Yours truly,



                                        /s/ John W. Wicher
                                        ------------------------
                                        John W. Wicher
                                        Managing Director


Acknowledged & Agreed



/s/ J.R. Dunathan
-----------------
J.R. Dunathan
4/3/98

Enclosures
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                      LIMITING CONDITIONS AND ASSUMPTIONS


The services provided by Russell Miller, Inc. ("RMI") are performed in accordance with professional standards related to such services. Our compensation is not contingent in any way upon the results of our investigation. We assume, without independent verification, the accuracy of all data provided to us. All files, work papers, or documents developed by us during the course of the engagement will be the property of RMI. We will retain this data for at least five years.

The opinion rendered is to be used only for the purpose as stated herein; any use or reliance on our report, by you or third parties, for any other purpose may invalidate the results. The Client agrees that it will indemnify and hold harmless RMI, its directors, employees, agents and each person, if any, who controls RMI from and against any and all losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by any indemnified party in connection with the preparation for or defense of any claim, action, or proceeding, whether or not resulting in any liabilities), to which such party may become subject under any applicable federal or state law or otherwise (i) caused by or arising out of any untrue statement or alleged untrue statement of a material fact contained in information furnished to RMI by the Client or the omission or the alleged omission to state therin a material fact necessary in order to make the statement therein not misleading in light of the circumstances under which they were made, or (ii) caused by or arising out of any transaction covered by RMI performing the services contemplated hereunder or rendering the opinion or any use thereof or reference thereto by the Client; provided, however, that the Client will not be liable under clause (ii) hereof to the extent that any loss, claim, damage or liability is found in a final judgement by a court to have resulted from the gross negligence or willful misfeasance by RMI.

In the event that RMI becomes involved in any capacity in any action, proceeding or investigation brought by or against any person or entity in connection with any matter referred to in this agreement, the Client periodically will reimburse RMI for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection herewith.

We reserve the right to include your name on our client list, but we will maintain the confidentiality of all conversations, documents provided to us and the content of our reports, subject to legal or administrative process or proceedings. These conditions can only be modified by written documents executed by both parties.


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